Exhibit 10.15

Purchase Order for

Software Commissioned Development

Project name: Secondary development project for the Online Trading Computer IT System of HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Commissioning party: HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Commissioned party: Shenzhen Qianrong Cultural Investment Development Co., Ltd.

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Purchase Order for Software Commissioned Development

In accordance with the relevant provisions of the Cooperation Agreement No.[2014003] between HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd. (Party A) and Shenzhen Qianrong Cultural Investment Development Co., Ltd. (Party B), Party A hereby engages Party B to choose and hire qualified developer(s) to carry out secondary development on top of Party A’s “Online Trading Computer IT System” that has already been launched, so as to meet the business development needs of Party A. This Purchase Order is therefore signed and issued.

1. Contents, format and requirements of this Project

(1) Under this Project, Party A requests to develop new business functions on top of Party A’s “Online Trading Computer IT System” that has already been launched to meet the business development needs of Party A

(2) The name, prices and other matters of the new business functions to be developed as requested by Party A are set out in the table below:

No.	Module and functions	Unit price (in 10 thousand HK $)
(1)	2.0 business upgrade: including optimization of methods for funds flow of listing fee from subscription business, and custodian fee etc.; optimization of agency business increase and commission settlement; collection and settlement of artworks management fee; provision of Traders’ Lounge; development of value-added business for traders; enabling “non-trading transfer” of art units;	60
(2)	3.0 business upgrade: profiting from stack orders; short selling and borrow selling.	50
(3)	Bank related: Wing Lung Bank connection and settlement modification; modification of Wing Lung large quantities account opening to instant optimization; China Merchants Bank Hong Kong Branch connection; Multi-bank settlement process development; change of main settlement bank; optimization of account opening process; Wing Lung Bank customers’ transfer of settlement bank to China Merchants Bank Hong Kong Branch	100

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(4)	Trader accounts related: optimization of traders’ account opening and account opening process; traders referral enquiries	20
(5)	WeChat public platform: platform-related development, WeChat WEB prices	20
(6)	All people are agents and commission rebate: binding in advance, optimization of commission rebate	20
(7)	Stock platform: stock platform system	220
(8)	Others: Hang Seng Bank client side connection, English version of account opening, account opening in Singapore, champion list, optimization of non-trading transfer	9.5

Note: The above is a summary of specifications only, details are set out in the Appendix.

2. Technical standards and parameters that the software system should achieve

(1) Details of the technical standards and parameters that the function designs of the software system should achieve are set out in the attached “Specification of Demands”.

(2) The function setting and security design of the software system shall comply with the industry regulations and requirements.

3. Basic scope of work of the developer:

i. Development, testing, installation, tuning and delivery of the software products under this Project;

ii. Modification based on the comments of Party A during the development;

iii. Training of operators and technical staff of Party A;

iv. Consultation on daily use and daily maintenance of software system during the warranty period.

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4. Payment and settlement methods:

(1) Consideration of this Purchase Order: HK$4,995,000.00.

(2) Payment method of consideration and deadline:

Upon taking effect of this Purchase Order, Party A shall make payment of consideration under this Purchase Order based on the actual development progress of Party B, and the consideration shall be paid in full by the time when 80% of the functions under the Purchase Order are achieved.

5. Time, place and method of performance:

(1) Development shall commence upon taking effect of this Purchase Order;

(2) Upon completion of development and project testing, a professional engineer shall be sent to Party A’s designated machine room for on-site installation and testing.

6. Deliverables and criteria for acceptance:

(1) Deliverables

Party B shall deliver all software under this Project, and deliver the original source codes of the software at the same time.

(2) Criteria for acceptance

The criteria for acceptance of the software system is set out in the attached “Specification of Demands” entered into by the parties.

(3) Procedures for acceptance

i. The information system will be considered completed upon expiry of trial running period and meeting the design requirements of Party A. Upon completion, Party B shall notify Party A in writing for acceptance of completion. Party A shall, within ninety (90) days upon receipt of the notice for acceptance of completion, determine the specific dates for the parties to carry out acceptance of completion of the system in accordance with the provisions of this contract.

ii. If acceptance of completion is not passed due to Party B’s or developer’s fault, Party A shall have the right to request adjustments to the software system until the acceptance of completion is given.

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iii. If Party A fails to organize acceptance of completion or to provide any opinion on modification within four (4) months from receipt of the notice for acceptance of completion under this Project not due to Party B’s fault, acceptance of completion is deemed to have been given.

7. Warranty period, product maintenance and upgrade:

The free guarantee and maintenance period is one year, commencing from the date on which the acceptance of completion of the Project is given. During the warranty period, Party B and the developer shall provide Party A with business function upgrades and business demand upgrades for the software system of the exchange.

8. Intellectual property rights, use right and confidentiality obligations

(1) Intellectual property rights

i. Party A shall have the right to apply for the patent of the software system under this Project.

ii. For the software developed by Party B as engaged by Party A under this contract, Party B shall provide Party A with the technical files and original source codes for the implementation of business functions of the core application systems. Party A has the intellectual property rights of such software, and Party A has the right to apply for the patents of such software systems.

(2) Use right

i. The software of which the use right is solely owned by Party A shall only be used in the business of Party A (including headquarters and branches and its designated machine rooms).

ii. Party A may carry out secondary development of the systems according to its business needs.

iii. When using the software of third-party manufacturers provided by the developer (if any), Party A shall use in accordance with the agreement between the developer and the third party on use of such software.

9. Miscellaneous:

(1) This Purchase Order has four copies, each party keeps two copies, which shall have equal effect. This Purchase Order shall be effective from the date on which the authorized representatives of the parties sign on the signing page.

(2) This contract includes the attached “Specification of Demands” as below.

(End of text)

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(This is the signing page)

Name of Party A: HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd. (chop)

Authorized representative: ____(signature and chop)____

Date: 16 September 2014

Name of Party B: Shenzhen Qianrong Cultural Investment Development Co., Ltd.

Authorized representative: ____(chop)_______________

Date: 16 September 2014

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